Exhibit 10(a)

PERFORMANCE UNIT AWARD AGREEMENT

Wendy’s International, Inc.

                    , 20

THIS AGREEMENT, made as of                     , 20     (the “Date of Grant”), between Wendy’s International, Inc., an Ohio corporation (the “Company”), and                      (the “Grantee”).

WHEREAS, the Company has adopted the Wendy’s International, Inc. 2007 Stock Incentive Plan (the “Plan”) in order to provide additional incentive to certain employees and directors of the Company and its Subsidiaries; and

WHEREAS, the Committee has determined to grant to the Grantee an Award of Performance Units as provided herein to encourage the Grantee’s efforts toward the continuing success of the Company.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Grant of Performance Units.

1.1 Unless this Agreement is rejected by the Grantee (or the Grantee’s estate, if applicable) as provided in Section 10 hereof, the Company hereby grants to the Grantee in respect of 20     employment services an award of                      Performance Units (the “Award”), subject to adjustment pursuant to Sections 3 and 4 hereof. Subject to Sections 6 and 7 hereof, payment with respect to vested Performance Units shall be made entirely in Shares in accordance with Section 9 hereof.

1.2 This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.	Performance Cycle.

The Performance Cycle shall be the three fiscal year period, beginning on                      and ending on                     .

3.	Performance Objective and Formula.

3.1 The Performance Objectives established by the Committee with respect to the Performance Units are set forth in the matrix and other information attached hereto as Appendix A.

3.2 If the Company achieves one or more of the Performance Objectives during the Performance Cycle and the Committee certifies to this result in accordance with Section 4 hereof, subject to Sections 4 and 8 hereof, on                     , 20     (the “Vesting Date”), or as soon thereafter as administratively practicable, the Company shall issue Shares to the Grantee in the manner set forth in Section 9 and calculated in accordance with the Committee’s certification pursuant to Section 4.

4.	Determination of Award.

As soon as possible after the end of the Performance Cycle, the Committee will certify in writing whether any Performance Objective has been met for the Performance Cycle and determine the number of Shares to be delivered in settlement of each vested Performance Unit, if any, in accordance with the matrix set forth in Appendix A. The date of the Committee’s certification pursuant to this Section 4 shall hereinafter be referred to as the “Certification Date”. The Company will notify the Grantee (or the executors or administrators of the Grantee’s estate, if appropriate) of the Committee’s certification following the Certification Date (such notice, the “Determination Notice”). The Determination Notice shall specify the Company’s actual results for each Performance Objective set forth in Appendix A.

5.	Restrictions on Transfer.

The Performance Units granted under this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated.

6.	Vesting of Performance Units.

6.1 Vesting Generally. Except as provided in Sections 6.2, 7 and 8, Shares to be delivered in settlement of the Performance Units, if any, will vest on the Vesting Date provided that the Grantee remains employed by the Company or any of its Subsidiaries through the Vesting Date.

6.2 Effect of Certain Terminations of Employment. If, prior to the Vesting Date, the Grantee’s employment terminates as a result of the Grantee’s death, Retirement or becoming Disabled, or if the Grantee is terminated without Cause in connection with the disposition of one or more restaurants or other assets of the Company or its Subsidiaries or the sale or disposition of a Subsidiary, notwithstanding such termination a pro-rata portion (based on the number of full weeks the Grantee was employed by the Company or its Subsidiary during the Performance Cycle over the total number of weeks in such Performance Cycle) of the Performance Units which have not become vested in accordance with Sections 6.1 or 7 hereof, adjusted in accordance with the Committee’s certification pursuant to Section 4, will be settled on or after the Vesting Date as provided in Section 9.1.

7.	Effect of Change in Control.

7.1 In the event of a Change in Control for an event described in Section 29.6(C) of the Plan at any time on or after the Date of Grant, all Performance Units which have not become vested in accordance with Section 6 hereof shall vest as of the date of such Change in Control as if all Performance Objectives have been satisfied at the highest level by the Company and the Grantee (if applicable). Within thirty (30) days after such Change in Control, Grantee shall be entitled to receive a cash payment in satisfaction of all Performance Units.

7.2 In the event that, on or after the Date of Grant, a Grantee terminates employment within a period commencing on the date of a Change in Control for an event described in Section 29.6(A) or (B) of the Plan and ending on the earlier of the Vesting Date and the third anniversary of the date of the Change in Control, if such termination was initiated by the Company or its Subsidiary without Cause or by the Grantee for Good Reason, all Performance Units which have not become vested in accordance with Section 6 hereof shall vest as of the date of such termination as if all Performance Objectives have been satisfied at the highest level by the Company and the Grantee (if applicable). Within thirty (30) days after such termination of employment, Grantee shall be entitled to receive a cash payment in satisfaction of all Performance Units.

8.	Forfeiture of Award Prior to the Vesting Date.

8.1 Misconduct. If prior to the Vesting Date the Grantee has (i) used for profit or disclosed to unauthorized persons, confidential information or trade secrets of the Company or any of its Subsidiaries, (ii) breached any contract with or violated any fiduciary obligation to the Company or any of its Subsidiaries, or (iii) engaged in unlawful trading in the securities of the Company or any of its Subsidiaries or of another company based on information gained as a result of that Grantee’s employment with, or status as a director to, the Company or any of its Subsidiaries (each of (i), (ii) and (iii), an “Act of Misconduct”), the Award shall automatically terminate and the Grantee shall not be entitled to receive any Performance Units under Section 4 hereof or otherwise under this Agreement.

8.2 Forfeiture of Performance Units. Any and all Performance Units which have not become vested in accordance with Sections 6 or 7 hereof shall be forfeited and shall revert to the Company upon:

(i) the termination by the Grantee, the Company or its Subsidiaries of the Grantee’s employment for any reason other than those set forth in Sections 6.2 or 7.2 hereof prior to such vesting; or

(ii) the commission by the Grantee of an Act of Misconduct prior to such vesting.

9.	Delivery of Shares upon Vesting.

9.1 On the Vesting Date, or as soon thereafter as administratively practicable but in no event later than December 31, 20    , the Company shall issue a number of Shares to the Grantee (or, if applicable, the Grantee’s estate) calculated in accordance with the Committee’s certification pursuant to Section 4 with respect to Performance Units that become vested on the Vesting Date pursuant to Section 6.1 or that become vested prior to the Vesting Date pursuant to Section 6.2.

9.2 Performance Units that become vested pursuant to Section 7 prior to the Vesting Date shall be settled in cash as described in Section 7 and no Shares shall be issued in connection with such Performance Units.

9.3 Evidence of book entry Shares or, if requested by the Grantee prior to such vesting, a stock certificate with respect to Shares, shall be delivered to the Grantee as soon as practicable following the date on which the Performance Units in respect of which the Shares are to be issued have vested, free of all restrictions hereunder.

9.4 Evidence of book entry Shares or, if requested by the executors or administrators of the Grantee’s estate, a stock certificate with respect to such Shares, shall be delivered to the executors or administrators of the Grantee’s estate as soon as practicable following the Company’s receipt of acceptable documentation evidencing such individual’s representation of the Grantee’s estate, free of all restrictions hereunder.

9.5 Method of Delivery. Except as set forth in Section 7, the Grantee will not receive cash in respect of this Award; and (i) for Grantees who are residents of Canada, the Company at its option shall either (A) issue newly issued or treasury Shares to the Grantee (or, if applicable, the Grantee’s estate); or (B) deliver cash to a broker who, as agent for the Grantee, shall purchase the appropriate number of Shares on the open market; (ii) for all other Grantees, the Company shall issue newly issued or treasury Shares to the Grantee (or, if applicable, the Grantee’s estate).

10.	Rejection of Award Agreement.

The Grantee may reject this Agreement and forfeit the Performance Units granted to the Grantee pursuant to the Award by notifying the Company or its designee in the manner prescribed by the Company and communicated to the Grantee; provided that such rejections must be received by the Company or its designee no later than the earlier of (i) February 1, 20     and (ii) the date that is immediately prior to the date that the Performance Unit would vest pursuant to Section 6.2 or 7 hereof (the “Grantee Return Date”); provided further that if the Grantee dies before the Grantee Return Date, the Grantee’s estate may reject this Agreement no later than ninety (90) days following the Grantee’s death (the “Executor Return Date”). If this Agreement is rejected on or prior to the Grantee Return Date or the Executor Return Date, as applicable, the Performance Units evidenced by this Agreement shall be forfeited, and neither the Grantee nor the Grantee’s heirs, executors, administrators and successors shall have any rights with respect thereto.

11.	No Right to Continued Employment.

Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate the Grantee’s employment, nor confer upon the Grantee any right to continuance of employment by the Company or any of its Subsidiaries or continuance of service as a Board member.

12.	Adjustments.

To the extent permitted under Section 162(m) of the Code and the regulations thereunder without adversely affecting the treatment of the Award as Performance-Based Compensation, the Committee shall adjust the Performance Objective to reflect the impact of specified corporate transactions (such as a stock split or dividend), special charges, accounting or tax law changes and other extraordinary or nonrecurring events.

13.	Withholding of Taxes.

Prior to the delivery to the Grantee (or the Grantee’s estate, if applicable) of a stock certificate or evidence of book entry Shares with respect to vested Performance Units (or cash, if applicable), the Grantee (or the Grantee’s estate) shall pay to the Company the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company (the “Withholding Taxes”) with respect to such Performance Units. By not rejecting this Agreement in the manner provided in Section 10 hereof, the Grantee (or the Grantee’s estate) shall be deemed to elect to have the Company withhold a portion of such Shares or cash having an aggregate Fair Market Value equal to the Withholding Taxes in satisfaction of the Withholding Taxes, such election to continue in effect until the Grantee (or the Grantee’s estate) notifies the Company at least four days prior to the applicable vesting date that the Grantee (or the Grantee’s estate) shall satisfy such obligation in cash, in which event the Company shall not withhold a portion of such Shares or cash as otherwise provided in this Section 13.

14.	Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

15.	Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

16.	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

17.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio without giving effect to the conflicts of laws principles thereof.

18.	Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

19.	Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the

Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.

20.	Entire Agreement.

This Agreement and the terms and conditions of the Plan constitute the entire understanding between the Grantee and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.

21.	Headings.

The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

WENDY’S INTERNATIONAL, INC.

By:

APPENDIX A

[Spreadsheet setting forth Grantee’s performance objectives and calculations]